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                                                                      EXHIBIT 14

                       CATAPULT COMMUNICATIONS CORPORATION

                               CODE OF ETHICS FOR

                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

           (as adopted by the Board of Directors on October 28, 2003)

I.    INTRODUCTION AND PURPOSE

      This Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") helps maintain the standards of business conduct of Catapult Communications Corporation (the "Company") and is intended to address the matters set forth in Section 406 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission (the "SEC").

      The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

II.   APPLICATION

      The Code is applicable to the following persons, referred to as Officers:

            -     Our principal executive officer,

            -     Our principal financial officer,

            -     Our principal accounting officer or controller, and

            - Persons performing similar functions, as determined by the Company's Audit Committee.

III.  ETHICAL CONDUCT

      It is the policy of the Company that each Officer:

            -     Act honestly and ethically.

            - Avoid whenever possible actual or apparent conflicts of interest between personal and professional relationships.

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            -     Ethically address any conflicts that do arise, which shall include disclosure of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company's general counsel.

            - Obtain prior approval from the Company's Audit Committee before entering into any material transaction or relationship involving any actual or potential conflict of interest.

            - Provide full, fair, accurate, timely and understandable disclosure in the Company's public communications, including reports and documents that the Company files with, or submits to, the SEC.

            - Comply with applicable governmental laws, rules and regulations.

            - Report promptly any conduct that the Officer believes to be a violation of the Code to the Company's general counsel. It is against the Company's policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.

IV.   ACCOUNTABILITY

      Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.

      V. WAIVER AND AMENDMENT

      We are committed to reviewing and updating our policies and procedures as necessary from time to time. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors or Audit Committee and promptly disclosed pursuant to applicable laws and regulations.



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VI.   ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
      SENIOR FINANCIAL OFFICERS

      I have received and read the Company's Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

      If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult the general counsel, knowing that my questions or reports will be maintained in confidence.



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Officer Name

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Signature

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Date



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